UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 30, 2004

LAS VEGAS SANDS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	333-42147	04-3010100
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH
LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 414-1000

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

        Item 1.01. Entry into a Material Definitive Agreement.

        The information filed under this Item shall also be deemed to be filed under Item 2.03. Creation of a Direct Financial Obligation.

        On September 30, 2004, two wholly-owned subsidiaries of the registrant, Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC (collectively, the “Borrowers”), entered into a construction loan agreement with The Bank of Nova Scotia (“BNS”), as sole lead arranger and sole bookrunner, Sumitomo Mitsui Banking Corporation, as syndication agent, and certain lenders (the “Construction Loan Agreement”). The agreement provides for delayed draw loans in an aggregate principal amount of $250 million. The Borrowers expect to use the loan proceeds to fund the financing, design, development, and construction of the Phase II Mall (as defined in the Construction Loan Agreement), which will offer approximately 400,000 net leaseable square feet of shopping, dining and entertainment space in two levels located within the Palazzo Casino Resort and Hotel, which is also currently under construction. The Borrowers’ obligations under the Construction Loan Agreement are secured by a first-priority security interest in substantially all of the Borrowers’ assets, other than capital stock. Borrowings under the Construction Loan Agreement bear interest, at the Borrowers’ option, at either an adjusted Eurodollar rate or at an alternative base rate, plus a spread. In connection with the Construction Loan Agreement, the Borrowers and other affiliates of the registrant also entered into related collateral documents.

        The Construction Loan Agreement contains affirmative and negative covenants customary for such financings. The Construction Loan Agreement contains events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; certain ERISA events; change of control; dissolution; insolvency; bankruptcy events; material judgments; and actual or asserted invalidity of the security documents. Some of these events of default allow for grace periods and materiality concepts

        On September 30, 2004, the Borrowers and another subsidiary of the registrant, Lido Casino Resort, LLC (“LCR”), also entered into a master disbursement agreement, with BNS, as bank agent, Phase II Mall agent and disbursement agent, and Goldman Sachs Credit Partners L.P. (“GSCP”), as bank arranger, which sets forth procedures for the disbursement of funds from the Construction Loan Agreement and the credit agreement, dated as of August 20, 2004, by and among the Registrant and Venetian Casino Resort, LLC (“Venetian”), as borrowers, GSCP, as syndication agent, sole lead arranger and sole bookrunner, BNS, as administrative agent and certain other parties and lenders for the development and construction of the Palazzo Casino Resort and Hotel and the Phase II Mall.

        The registrant has also entered into a second supplemental indenture, dated as of September 30, 2004, among the registrant and Venetian, as issuers, the notes guarantors thereto and U.S. Bank National Association, as trustee (the “Trustee”) in connection with the designation of LCR as a restricted subsidiary under the indenture, dated as of June 4, 2002, as amended by a first supplemental indenture, dated as of August 20, 2004, by and among the registrant, Venetian, the notes guarantors thereto and the Trustee, providing for the issuance of 11.00% mortgage notes due 2010. In connection with the second supplemental indenture, the registrant and certain of its subsidiaries also entered into related collateral documents.

        BNS and GSCP and their respective affiliates have performed investment banking, financial advisory, lending and/or commercial banking services for the registrant and its affiliates from time to time, for which they have received customary compensation, and may do so in the future.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 6, 2004

LAS VEGAS SANDS, INC. By: /s/ Scott Henry —————————————— Name: Scott Henry Title: Chief Financial Officer